SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING  8/31/2006
FILE NUMBER 811-9913
SERIES NO.: 3


74U.   1 Number of shares outstanding (000's Omitted)
         Class A                                             8,083
       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B                                               185
         Class C                                               115


74V.   1 Net asset value per share (to nearest cent)
         Class A                                           $ 17.87
       2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
         Class B                                           $ 17.06
         Class C                                           $ 16.51